As filed with the Securities and Exchange Commission on January 14, 2011

Registration No. 333-171063

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TITAN MACHINERY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	45-0357838 (I.R.S. Employer Identification Number)

644 East Beaton Drive

West Fargo, ND 58078

(701) 356-0130

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David J. Meyer

Chairman and Chief Executive Officer

Titan Machinery Inc.

644 East Beaton Drive

West Fargo, ND 58078

(701) 356-0130

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Melodie R. Rose, Esq.

Fredrikson & Byron, P.A.

200 South Sixth Street

Minneapolis, MN 55402

(612) 492-7000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D.  filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock
Preferred Stock
Debt Securities
Warrants
Purchase Contracts
Units
Total			$250,000,000	$17,825.00	(4)

(1) There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities, such indeterminate amount of warrants to purchase common stock, preferred stock or debt securities, such indeterminate amount of purchase contracts to purchase certain securities, and such indeterminate number of units with an aggregate initial offering price up to $250,000,000.  If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal; amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the aggregate dollar amount of securities previously issued hereunder.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  The securities registered hereunder also include such indeterminate numbers of shares of common stock and preferred stock, and principal amounts of debt securities, as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(2) The proposed maximum per unit and aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement.

(3) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.

(4) Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-3, Reg. No. 333-171063, filed with the Securities and Exchange Commission on December 9, 2010 (the “Registration Statement”) is being filed solely for the purposes of revising Item 17 and filing Exhibit 5.1 to the Registration Statement.  The prospectus constituting Part I of the Registration Statement is not included in this Amendment No. 1 because no changes are made to that portion of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below are the expenses, other than underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered.  All amounts set forth below are estimated.

Securities Act Registration Fee	$17,825
Legal Fees and Expenses	*
Printing Expenses	*
Accounting Fees and Expenses	*
Miscellaneous	*
Total	$ *

* Estimated expenses not presently known.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. Our bylaws provide that we will indemnify and advance expenses to our directors and officers (and may choose to indemnify and advance expenses to other employees and other agents) to the fullest extent permitted by law, subject to certain procedural and other requirements set forth in the bylaws; provided, however, that in the event the corporation enters into an indemnification agreement with such directors or officers, such agreement controls. Our bylaws also permit us to carry insurance, which we have obtained, on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•                  breach of a director’s duty of loyalty to the corporation or its stockholders;

•                  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payment of dividends or redemption of shares; or

•                  transaction from which the director derives an improper personal benefit.

Our certificate of incorporation provides that our directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation. Our bylaws permit us to secure, and we have secured, insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and officers that require us to indemnify such persons against various actions including, but not limited to, third-party actions where such director or officer, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director or officer in any such capacity. We intend to indemnify directors and officers against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf such directors and officers, and for any expenses actually and reasonably incurred by such directors and officers in connection with such action, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. We also intend to advance to our directors and officers expenses (including attorney’s fees) incurred by such directors or officers in advance of the final disposition of any action after the receipt by the corporation of a statement or statements from directors or officers requesting such payment or payments from time to time, provided that such statement or statements are accompanied by an undertaking, by or on behalf of such directors or officers, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by the corporation.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about providing notice to the corporation of any action in connection with which a director or officer seeks indemnification or advancement of expenses from the corporation, and provisions concerning the determination of entitlement to indemnification or advancement of expenses.

Any underwriting agreement we file as an exhibit to this Registration Statement is expected to provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 16.       EXHIBITS

The attached exhibit index is incorporated herein by reference.

ITEM 17.       UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)   each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13 (a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (Act) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Fargo, state of North Dakota, on this 14th day of January, 2011.

TITAN MACHINERY INC.

By:	/s/ David J. Meyer
David J. Meyer,
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Meyer	Chairman of the Board,	January 14, 2011
David J. Meyer	Chief Executive Officer and Director (principal executive officer)

/s/ Peter J. Christianson	President,	January 14, 2011
Peter J. Christianson	Chief Financial Officer and Director (principal financial officer)

/s/ Mark Kalvoda	Chief Accounting Officer	January 14, 2011
Mark Kalvoda	(principal accounting officer)

*	Director	January 14, 2011
Gordon Paul Anderson, M.D.

*	Director	January 14, 2011
John Bode

*	Director	January 14, 2011
Tony Christianson

*	Director	January 14, 2011
Stanley Dardis

*	Director	January 14, 2011
James Irwin

*	Director	January 14, 2011
James Williams

*	Director	January 14, 2011
Theodore Wright

*	/s/ David J. Meyer
David J. Meyer, as attorney-in-fact pursuant to power of attorney previously filed

Exhibit Index

Exhibit No.	Description

1.1	Form of Underwriting Agreement*
4.1

Form of Senior Indenture (Incorporated herein by reference to the exhibit of the same number in the Company’s Registration Statement on Form S-3, Reg. No. 333-171063, filed with the Commission on December 9, 2010)

4.2

Form of Subordinated Indenture (Incorporated herein by reference to the exhibit of the same number in the Company’s Registration Statement on Form S-3, Reg. No. 333-171063, filed with the Commission on December 9, 2010)

4.3	Form of Senior Note*
4.4	Form of Subordinated Note*
4.5	Form of Warrant Agreement and Warrant Certificate*
4.6

Certificate of Incorporation of the Company (Incorporated herein by reference to exhibit 3.1 in Amendment No. 5 to Registration Statement on Form S-1, Reg. No. 333-145526, filed with the Commission on November 27, 2007)

4.7	Bylaws of the Company, as amended (Incorporated herein by reference to exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Commission on April 16, 2009)
4.8

Specimen Certificate representing shares of common stock of Titan Machinery Inc. (Incorporated herein by reference to exhibit 4.1 in Amendment No. 6 to Registration Statement on Form S-1, Reg. No. 333-145526, filed with the Commission on December 3, 2007)

4.9

Common Stock Purchase Warrant, dated April 7, 2003, in favor of Cherry Tree Securities, LLC (Incorporated herein by reference to exhibit 4.2 in Amendment No. 5 to Registration Statement on Form S-1, Reg. No. 333-145526, filed with the Commission on November 27, 2007)

4.10

Common Stock Purchase Warrant, dated August 1, 2004, in favor of Cherry Tree Securities, LLC (Incorporated herein by reference to exhibit 4.3 in Amendment No. 5 to Registration Statement on Form S-1, Reg. No. 333-145526, filed with the Commission on November 27, 2007)

4.11	Form of Director Warrant (Incorporated herein by reference to Exhibit 10.1 in the Company’s Quarterly Report on Form 10-Q filed with the Commission on June 9, 2009)
5.1	Opinion of Fredrikson & Byron, P.A.
12.1

Statement of Computation of Ratio of Earnings to Fixed Charges (Incorporated herein by reference to the exhibit of the same number in the Company’s Registration Statement on Form S-3, Reg. No. 333-171063, filed with the Commission on December 9, 2010)

23.1	Consent of Eide Bailly LLP
23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
24.1

Power of Attorney (Incorporated herein by reference to the exhibit of the same number in the Company’s Registration Statement on Form S-3, Reg. No. 333-171063, filed with the Commission on December 9, 2010)

25.1	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1 under Senior Indenture#
25.2	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1 under Subordinated Indenture#

*  To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.

#  To be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.